Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Celanese Resumes Normal Operations of Acetic Acid Unit at Clear Lake, Texas Facility; Updates Full-Year Outlook for Adjusted Earnings Per Share to between $2.85 and $3.00
DALLAS, August 8, 2007 -— Celanese Corporation (NYSE: CE), a global hybrid chemical company, today announced that the acetic acid unit at its Clear Lake, Texas facility has resumed normal operations and is producing at nameplate capacity of 1.2 million tons per year. The company will continue to utilize its global production capacity to replenish its supply chain in order to meet customer requirements.
The company also updated its full-year financial outlook and now expects adjusted earnings to be between $2.85 and $3.00 per share. The company estimated the impact of the outage to be between $0.15 and $0.25 per share for the full year. Guidance for 2007 adjusted earnings per share is based on a weighted average diluted share count of 172 million shares outstanding. The company’s previous guidance range was between $2.85 and $3.15 per share. The company also expects operating EBITDA to be between $1,180 million to $1,220 million versus the previous guidance of between $1,180 million and $1,250 million.

Contacts:

Investor Relations	Media
Mark Oberle	Jeremy Neuhart
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com
     As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs, future operations and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, including the necessity of future repairs to the company’s facilities, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects two performance measures, operating EBITDA and adjusted earnings per share as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit and for adjusted earnings per share is earnings per common share-diluted.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

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